Exhibit (n.1)

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of SuRo Capital Corp. (f/k/a Sutter Rock Capital Corp.) on Form N-2 of our report dated March 13, 2020, with respect to our audit of the consolidated financial statements of Sutter Rock Capital Corp. as of December 31, 2019 and for the year then ended and our report dated March 13, 2020 with respect to our audit of internal control over financial reporting of Sutter Rock Capital Corp. as of December 31, 2019, which reports are included in the Annual Report on Form 10-K of Sutter Rock Capital Corp. for the year ended December 31, 2019.

We consent to the inclusion in this Registration Statement on Form N-2 of our report dated July 2, 2020, relating to the financial information set forth under the heading “Senior Securities” in such Prospectus, which is part of this Registration Statement.

We also consent to the references to us under the headings “Selected Financial and Other Data”, “Independent Registered Public Accounting Firm”, “Financial Statements and Exhibits” and the “Senior Securities” table in such Prospectus.

/s/ Marcum llp

Marcum llp

San Francisco, California

July 2, 2020